EXHIBIT 99.1

Boise Cascade Corporation

Corporate Communications Department

1111 West Jefferson Street PO Box 50 Boise, ID 83728
T 208 384 7990 F 208 384 7224

News Release

Media Contact	Investor Contact
Ralph Poore	Vincent Hannity
Office 208 384 7294 Home 208 331 2023	Office 208 384 6390

For Immediate Release:  October 29, 2004

BOISE CASCADE CORPORATION COMPLETES SALE OF PAPER, BUILDING PRODUCTS, AND TIMBERLAND ASSETS

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BOISE CASCADE CORPORATION BECOMES OFFICEMAX INCORPORATED, FOCUSES ON ITS OFFICE PRODUCTS DISTRIBUTION BUSINESS

BOISE, Idaho – Boise Cascade Corporation (NYSE:BCC) announced today that it has completed the sale of its paper, forest products, and timberland assets for approximately $3.7 billion to affiliates of Boise Cascade, LLC, a new company formed by Madison Dearborn Partners LLC.

Effective November 1, 2004, Boise Cascade Corporation will change its company name to OfficeMax Incorporated.  It will continue to operate its office products distribution business as its principal business.  OfficeMax will trade on the New York Stock Exchange under the ticker symbol OMX, and its corporate headquarters will be in Itasca, Illinois.  The new OfficeMax website address is www.officemax.com.

“This transaction completes Boise’s transformation, begun in the mid-1990s, from a predominantly manufacturing-based company to a world-scale distribution company,” said George J. Harad, executive chairman of OfficeMax.  “It establishes OfficeMax as a strong, independent company in the office products distribution business.”  Harad previously served as chairman and chief executive officer of the company under its prior name.

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Chris Milliken, president, chief executive officer, and a director of OfficeMax, said, “OfficeMax will strive to be the leading provider of office products and services through a relentless focus on our customers. We will succeed by providing our customers with an unparalleled customer experience — in service, in product, in time savings, and in value.”

The total value of the transaction is approximately $3.7 billion.  OfficeMax will initially realize approximately $2.0 billion in cash and timberland installment notes of $1.65 billion.  We expect to monetize approximately 90% of the timberland notes over the 45 to 60 days following the sale.  After allowing for our $175 million investment in Boise Cascade, LLC, and its affiliates and transaction-related settlements, net cash proceeds should total approximately $3.2 billion.

Through debt repurchases and retirements, OfficeMax is expected to reduce its balance sheet debt to between $250 million and $300 million over the coming months.  As of November 1, 2004, the company will have repaid $588 million of bank debt.  The company expects to repurchase approximately $1 billion of its public debt securities when it completes its current debt tender offer, which is currently set to expire on November 5, 2004.  After the planned monetization of the timberland installment notes, the company expects to make further reductions in its debt.

The company expects ultimately to return $800 million to $1 billion of the overall transaction proceeds to shareholders through common and/or preferred stock buybacks, cash dividends, or a combination.  As part of this equity return, the company will redeem $115 million of its Series D (ESOP) preferred stock by November 1, 2004.  On December 16, OfficeMax will issue common stock to redeem its mandatorily convertible preferred securities (NYSE:BEP).  Following that settlement, the company will announce its plans for further returning equity to shareholders.

Shareholders will retain the same interest in OfficeMax that they had in the former Boise Cascade Corporation.  No new stock certificates are required, but if shareholders wish, they may exchange certificates by contacting OfficeMax Shareholder Services at (208) 384-7056.

Assets Sold to Boise Cascade, LLC

The privately held Boise Cascade, LLC, with headquarters in Boise, Idaho, will continue to operate Boise Cascade Corporation’s former paper, forest products, and timberland assets.

W. Thomas Stephens is the newly named chief executive officer of Boise Cascade, LLC.  Stephens is the former president and chief executive officer of MacMillan Bloedel Ltd. and the former chairman, chief executive officer, and president of Manville Corporation.

Included in the sale to Boise Cascade, LLC, are the Boise Cascade Corporation headquarters building in Boise, Idaho, and substantially all of the assets of:

Boise Building Solutions, a major producer of plywood, lumber, particleboard, and engineered wood products (laminated veneer lumber, wood I-joists, and laminated beams).  Most of Boise’s production is sold to independent wholesalers and dealers and through its own wholesale building materials distribution outlets.  Boise manufactures wood products at 22 facilities in the United States, Canada, and Brazil.  Boise’s 27 wholesale building materials distribution facilities in the United States sell a wide range of building materials to retail lumber dealers, home centers specializing in the do-it-yourself market, and industrial customers.  Boise Building Solutions posted sales of $3.0 billion in the first nine months of 2004.

Boise Paper Solutions, a manufacturer of uncoated free sheet papers — office papers, printing papers, forms bond, envelope papers, and value-added papers.  Boise also produces containerboard and corrugated containers, newsprint, and market pulp.  The division operates five pulp and paper mills, two paper converting facilities, six paper distribution centers, and five corrugated container plants in the United States.  Boise Paper Solutions recorded sales of $1.5 billion in the first nine months of 2004.

Timberlands.  Boise owns or controls approximately 2.3 million acres of timberland in the United States, 35,000 acres of eucalyptus plantation land in Brazil, and a 16,000-acre cottonwood fiber farm near Wallula, Washington.

Boise Cascade, LLC, will continue to operate these paper, forest products, and timberland assets from its headquarters in Boise, Idaho, and virtually all current employees and supporting corporate staff will be offered employment by Boise Cascade, LLC.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution. OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value — through a relentless focus on its customers. The company provides office supplies and paper, technology products and solutions, and furniture to large, medium, and small businesses and consumers. OfficeMax customers are served by more than 40,000 associates through direct sales, catalogs, the Internet, and more than 900 superstores. The business had sales of $6.6 billion in the first nine months of 2004.

Webcast and Conference Call

OfficeMax will host an audiovisual webcast and conference call on November 1, 2004, at 10:30 a.m. Eastern Time, at which we will discuss the details of the close of this transaction.  Slides will be posted on our website at 10:20 a.m.  You can join the webcast through the OfficeMax website.  Go to www.officemax.com, and click on Investor Relations to find the link to the webcast.  Please go to the website at least 15 minutes before the start of the webcast to register and to download and install any necessary audio software.  To join the conference call, dial (800) 374-0165 — international callers should dial (706) 634-0995 — at least 10 minutes before the start of the call.  The archived webcast will be available on the Presentations page of the Investor Relations section of OfficeMax’s website.

Press kit materials, including a press release, fact sheets, executive bios, photographs, and other items on Boise Cascade, LLC, and OfficeMax, are available on the Internet at www.bc.com/media.htm and at www.officemax.mediaroom.com.

Forward-Looking Statements

This press release contains forward-looking statements about Boise’s sale of assets to affiliates of Madison Dearborn Partners, the repayment of debt, and the return of proceeds to shareholders.  These forward-looking statements are subject to a number of risks and uncertainties that could cause the outcome of these events to differ materially from our expectations today.  Our plans for the use of the transaction proceeds, debt repayment, and return of proceeds to shareholders may change based on intervening or unexpected events, changes in our debt structure, or unanticipated cash requirements.  There are also risks and uncertainties associated with the future financial performance of OfficeMax.  The success of the company going forward will depend, among other things, on its future debt structure, the effect of management changes, and management’s continued efforts to integrate the retail and contract businesses while minimizing the disruption to customers, employees, and other stakeholders.  There are additional factors that could cause results to differ materially from those described in the forward-looking statements found in this release.  You can read about those factors in the reports filed by OfficeMax (previously filed as Boise Cascade Corporation) with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).  OfficeMax undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.